Exhibit 23/1


                             CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
MedPlus, Inc.

We consent to incorporation by reference in the registration statement on Form S-3 of MedPlus, Inc. of our report dated March 11, 1996, relating to the consolidated balance sheets of MedPlus, Inc. and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 annual report on Form 10-KSB of MedPlus, Inc. and subsidiary.



                                              /S/ KPMG Peat Marwick LLP


Cincinnati, Ohio
January 24, 1997